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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

FOR IMMEDIATE RELEASE

4KIDS ENTERTAINMENT NAMES STEVEN M. GROSSMAN
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, July 7, 2005 — 4Kids Entertainment, Inc. (NYSE:KDE) announced today that it has entered into an employment agreement with Steven M. Grossman to serve as Executive Vice President and Chief Operating Officer of 4Kids Entertainment, Inc. commencing on September 1, 2005. Mr. Grossman will report directly to Alfred R. Kahn, 4Kids’ Chairman and CEO.

Mr. Grossman has been a Director of 4Kids since 2001 and Chairman of the Audit Committee since 2003. Mr. Grossman has resigned from 4Kids’ Audit, Compensation and Nominating and Corporate Governance Committees effective June 30, 2005 but will continue as a director of the Company.

Mr. Grossman is currently Executive Vice President, Chief Financial Officer and Treasurer of R.A.B. Holdings, Inc., a diversified holding company, which currently owns Millbrook Distribution Services Inc. (“Millbrook”) and the R.A.B. Food Group, LLC (“RAB Food”). Millbrook is an independent distributor of specialty foods, health and beauty care products and general merchandise. RAB Food (formerly The B. Manischewitz Company, LLC) is a manufacturer of processed kosher food products.

“Steve Grossman has been a distinguished member of the Board of 4Kids and brings enormous drive and management experience to the Company,” said Mr. Kahn. “As the business of 4Kids continues to expand and the Sarbanes-Oxley Act reporting and compliance requirements on public companies have become increasingly complex and time consuming, it has become necessary for 4Kids to separate the functions of COO and CFO currently held by Joseph P. Garrity. We are delighted that Steve Grossman will be joining us as COO to bring his considerable operational skills to the management team. Joseph P. Garrity will continue to serve as 4Kids’ Chief Financial Officer,” said Kahn.

“I am pleased to be joining 4Kids as COO,” said Mr. Grossman. “As a Board member, I have gained valuable experience and insight into the business and operations of the Company and I am looking forward to partnering with Al Kahn and the rest of the management team in expanding the scope and reach of the Company’s brands and assets and in continuing to build shareholder value.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

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